UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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RTI SURGICAL, INC.
(Name of Registrant as Specified in Its Charter)

KRENSAVAGE PARTNERS, LP
KRENSAVAGE ADVISORS, LLC
KRENSAVAGE PARTNERS TOO, LP
KRENSAVAGE ADVISORS TOO, LLC
KRENSAVAGE ASSET MANAGEMENT, LLC
MICHAEL P. KRENSAVAGE
JEFFREY D. GOLDBERG
MARK D. STOLPER
JOHN S. WATTS JR.
FRANK R. WILLIAMS JR.

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Krensavage Asset Management, LLC, together with the other participants named herein (collectively, “Krensavage”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of four director nominees at the upcoming 2016 annual meeting of stockholders of RTI Surgical, Inc., a Delaware corporation.

On April 6, 2016, Krensavage issued the following press release:

RTI Surgical Inc. Rejects Krensavage’s Efforts to Improve Corporate Governance

Krensavage Calls for Replacement of Chief Executive Brian K. Hutchison, Director Peter Gearen

Notes Alarming Shortfalls in RTI’s Performance

Questions Independence of RTI’s Director Selection

Remains Open to Dialogue with the Company to Reconstitute the Board and Implement Strategies to Create Value for All RTI Shareholders

New York, April 6, 2016 /PRNewswire/ -- Krensavage Asset Management, LLC, a 6.0% shareholder of RTI Surgical, Inc. (NASDAQ: RTIX), expresses disappointment that RTI has rejected Krensavage’s efforts to improve corporate governance and reconstitute the board with its slate of highly-qualified directors.

RTI on Friday disclosed the departure of two board members, raising to three the number of departures since Krensavage launched its campaign to rescue RTI. The company filed a proxy statement nominating three replacements, none of whom Krensavage recommended.

“We were naïve to hope that a board that we believe has harmed shareholders for years would reverse course and allow shareholders to recommend independent directors who would buy stock with their own money and act in the interest of owners instead of management,” said Michael P. Krensavage, managing member of Krensavage Asset Management, LLC.

Krensavage believes the board has failed to hold Chief Executive Brian K. Hutchison accountable for the company’s lackluster financial results, bungled acquisitions and erosion of shareholder value under his 14-year tenure.

“Florida has lush golf courses, beautiful beaches and water teeming with fish,” Mr. Krensavage said. “Retirement would allow Mr. Hutchison to take full advantage of the state’s splendor.”

Krensavage questions the entrenchment of the company’s longest-serving director, Dr. Peter Gearen, a retired orthopedic surgeon who joined RTI’s board in 1998. Since the company went public at $14 a share in August, 2000, its shares have declined roughly 70%.1  Dr. Gearen has failed to purchase any shares of RTI on the open market based on our review of his filings dating to April, 2004. The company named him vice chairman in February.

RTI’s proxy Friday discloses shortfalls in the company’s performance that we believe depict a desperate need for new leadership. The company missed each of four 2015 goals set by its compensation committee after missing all three of 2014’s goals.

The most-stunning shortfall in our view is the company’s failure to hit its $27 million targeted cash flow. It instead generated cash flow of $9 million in 2015, its third-consecutive year of subpar cash flow.  In 2014, it achieved cash flow of $6.9 million instead of its target of $26 million. In 2013, it burned $4.5 million of cash instead of reaching its target of $17.2 million of positive cash flow.2

RTI’s other three targets it missed in 2015 are sales of the three “focused” products as well as overall revenue and operating margin. Yet RTI’s top-four executives each received raises for the second-consecutive year.2  Management appears to be getting its money’s worth from its compensation consultant.

We believe the departure of three RTI directors is a clear indication that someone on the board agrees the company needs new leadership. Yet, we question the independence of director selection.

We proposed and continue to propose highly qualified independent directors. We aren’t trying to elect ourselves to the board. We aren’t trying to elect our friends. We aren’t trying to make new friends. (If we need a new buddy we will buy a cocker spaniel.) We knew none of our proposed candidates before beginning our search. We simply want qualified candidates who will act in the interest of shareholders.

RTI, on the other hand, conducted its search with the help of Dean H. Bergy, who we believe has questionable ties to CEO Hutchison given their overlap at Stryker Corp. in the 1990s. Bergy quit as RTI chairman Feb. 24 but remains a director and one of three members of the nominating and governance committee until the 2016 annual meeting.

The second member of the nominating and governance committee is Dr. Gearen. His 18-year tenure with RTI, we speculate, likely puts him in the Hutchison camp. And the Hutchison camp, in our view, has only destroyed value for shareholders.

We take comfort in the third member of the nominating and governance committee, Curtis M. Selquist. He is a principal of Water Street Healthcare Partners. As RTI’s largest shareholder, Water Street shares our interest in creating value for shareholders.

In fact, Water Street perhaps feels urgency to lift the stock because RTI in 2018 can force the conversion of Water Street’s convertible preferred into common shares at $4.39 each.3 In other words, Water Street would potentially be underwater, excluding interest received, if RTI shares stagnated.

With 35 years of experience as a Johnson & Johnson executive, Selquist boasts extensive operating experience. However, we fear that the questionable ties among board members that we believe hindered RTI’s performance has likewise affected the company’s selection of new directors.  The nominating and governance committee led by Selquist has nominated Nicholas J. Valeriani, a 34-year Johnson & Johnson veteran, as a new RTI director. He serves on the board of directors of Roka Bioscience Inc. Roka’s chief executive, Paul G. Thomas, is another director nominee at RTI’s 2016 meeting.

While Water Street has earned a good reputation, we believe it lacks perfection and could use the help of our independent director nominees to oversee RTI management. Water Street disbanded Access MediQuip after trying to nurture the medical device company for nine years. 4

Another Water Street company, Physiotherapy Trust, went bankrupt in 2013 after Water Street sold the outpatient physical therapy provider in a leveraged buyout in 2012. It faces litigation from the sale.4

Investor contact:

Krensavage Asset Management, LLC
Louis A. Parks
(212) 518-1970
louis@krensavage.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Krensavage Asset Management, LLC ("Krensavage Asset Management"), together with the other participants named herein (collectively, "Krensavage"), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of shareholders of RTI Surgical, Inc., a Delaware corporation (the "Company").

KRENSAVAGE STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Krensavage Asset Management, Krensavage Partners, LP ("Krensavage Partners"), Krensavage Partners Too, LP ("Krensavage Partners Too"), Krensavage Advisors, LLC ("Krensavage Advisors"), Krensavage Advisors Too, LLC ("Krensavage Advisors Too"), Michael P. Krensavage, Jeffrey D. Goldberg, Mark D. Stolper, John S. Watts Jr., and Frank R. Williams Jr. (collectively, the "Participants").

As of the date hereof, Krensavage Partners directly owns 2,925,170 shares of common Stock, $0.001 par value (the "Common Stock") of the Company.  As of the date hereof, Krensavage Partners Too directly owns 521,920 shares of Common Stock.  Krensavage Advisors, as the general partner of Krensavage Partners, may be deemed the beneficial owner of the 2,925,170 shares of Common Stock owned directly by Krensavage Partners.   Krensavage Advisors Too, as the general partner of Krensavage Partners Too, may be deemed the beneficial owner of the 521,920 shares of Common Stock owned directly by Krensavage Partners Too.  Krensavage Asset Management, as the investment manager of each of Krensavage Partners and Krensavage Partners Too, may be deemed the beneficial owner of the 3,447,090 shares of Common Stock owned directly by Krensavage Partners and Krensavage Partners Too.  Mr. Krensavage, as the managing member of Krensavage Asset Management, may be deemed the beneficial owner of the 3,447,090 shares of Common Stock owned directly by Krensavage Partners and Krensavage Partners Too. As of the date hereof, Messrs. Goldberg, Stolper, Watts and Williams do not own any shares of Common Stock.

1 Based on the company’s closing price of $4.20 per share on April 1, 2016.
2 Information obtained from the company’s proxy statements.
3 Information obtained from the company’s most recent 10-K.
4 Information obtained from publicly available information on Water Street, including press releases and Water Street’s website.